Exhibit 5.1

Nicole Brookshire
T: +1 212 479 6157
nbrookshire@cooley.com

February 3, 2021

BTRS Holdings Inc.
1009 Lenox Drive, Suite 101
Lawrenceville, New Jersey 08648

Ladies and Gentlemen:

We have acted as counsel to BTRS Holdings Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration of (a) the issuance of shares of Class 1 common stock, $0.0001 par value per share (“Common Stock”), of the Company upon the exercise of warrants issued by the Company, and (b) the resale of Common Stock issued by the Company held by certain stockholders of the Company, as follows:

(i)          the issuance of 12,500,000 shares (the “Warrant Shares”) of Common Stock upon the exercise of certain outstanding warrants (the “Warrants”) by the holders thereof;

(ii)         the resale of 106,977,341 shares of Common Stock (the “Selling Stockholder Shares”);

(iii)        the resale of up to 9,259,666 shares of Common Stock (the “Earnout Shares”) that may be issued pursuant to Section 3.07 of that certain Business Combination Agreement, dated as of October 18, 2020, by and among the Company, BT Merger Sub I, Inc., a Delaware Corporation, BT Merger Sub II, LLC, a Delaware limited liability company and Factor Systems, Inc. (d/b/a Billtrust), a Delaware Corporation. (the “Business Combination Agreement”);

The Warrants were issued pursuant to a Warrant Agreement, dated June 19, 2019, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Warrant Agreement and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP   101 California Street   5th Floor   San Francisco, CA   94111-5800
t: (415) 693-2000  f: (415) 693-2222  cooley.com

February 3, 2021 Page Two

With respect to the Warrant Shares, and the Earnout Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares or the Earnout Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the number of the Earnout Shares to be issuable pursuant to the Business Combination Agreement to be greater than, and/or the Warrants to be exercisable for more shares of Common Stock than, the number of shares of Common Stock that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2.	The Selling Stockholder Shares are validly issued, fully paid and nonassessable.

3.	The Earnout Shares, when issued in accordance with the terms of the Business Combination Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Sincerely,

Cooley LLP

By:	/s/ Nicole Brookshire
Nicole Brookshire

Cooley LLP   101 California Street   5th Floor   San Francisco, CA   94111-5800
t: (415) 693-2000  f: (415) 693-2222  cooley.com